UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2016

HCSB FINANCIAL CORPORATION

(Exact Name of Registrant As Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-26995	57-1079444
(Commission File Number)	(I.R.S. Employer Identification No.)

3640 Ralph Ellis Blvd, Loris, South Carolina	29569
(Address of Principal Executive Offices)	(Zip Code)

(843) 756-6333

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On May 13, 2016, HCSB Financial Corporation (the “Company’) announced that the employment relationship between the Company, Horry County State Bank, a South Carolina state bank and wholly owned subsidiary of the Company, and Edward L. Loehr, Jr., the Company’s and the Bank’s chief financial officer, will terminate on July 31, 2016. In the interim, Mr. Loehr will assist the Company and the Bank with transition matters as an non-executive employee, and Jan H. Hollar, the Company’s and the Bank’s chief executive officer, will serve as the Company’s principal accounting officer.

(c), (e)      Effective as of May 12, 2016, J. Ricky Patterson, 58, was appointed as executive vice president and chief operating officer of the Bank. Mr. Patterson brings extensive banking expertise to the Bank from his 36 years of experience in the financial services industry. During his career, Mr. Patterson has worked with both national and community banks in the Carolinas, and he has extensive operational experience covering all aspects of consumer and commercial banking, including experience with managing a troubled bank’s operations. Most notably, Mr. Patterson served as chief banking officer of Yadkin Bank in Statesville, North Carolina from August 2011 to July 2014, when Yadkin Bank, and its holding company, Yadkin Financial Corporation, merged with VantageSouth Bancshares, Inc. and Piedmont Community Bank Holdings, Inc. Mr. Patterson was a part of Yadkin’s senior management team, which helped engineer a significant turn-around in Yadkin’s operations and executed a number of key strategic measures to position the company and the bank for future growth. In addition to his experience at Yadkin Bank, Mr. Patterson has served as South Carolina community banking director at Wachovia Bank in from 2003-2008.

On May 13, 2016, the Bank entered into an employment agreement with Mr. Patterson, pursuant to which Mr. Patterson will serve as executive vice president and chief operating officer of the Bank. The employment agreement is initially for a term of three years and will thereafter be automatically extended for additional terms of one year unless either party delivers a notice of termination at least 90 days prior to the end of the term.

Under the terms of his employment agreement, Mr. Patterson will be entitled to an annual base salary of $200,000 per year, and the board of directors of the Company (or an appropriate committee thereof) will review Mr. Patterson’s base salary at least annually for adjustment based on his performance. Mr. Patterson will be eligible to receive an annual cash bonus of up to 20% of his annual base salary if he achieves certain performance levels established from time to time by the board of directors, and he will be eligible to participate in the Company’s long-term equity incentive program and for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. The board of directors anticipates adopting an appropriate equity incentive plan in which the Company’s and the Bank’s employees will be eligible to participate and granting to Mr. Patterson significant to-be-determined equity awards under such plan. Additionally, Mr. Patterson will participate in the Company’s retirement, welfare, and other benefit programs and be entitled to reimbursement for travel and business expenses, as well as a monthly automobile allowance.

On May 11, 2016, the Bank received the necessary nonobjection from the FDIC for Mr. Patterson to serve as the executive vice president and chief operating officer of the Bank.

A copy of Mr. Patterson’s employment agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. The description of this agreement is qualified in its entirety by reference to the full text of the employment agreement.

(e)      As previously announced, on February 29, 2016, the Company and the Bank entered into a consulting and noncompete agreement with James R. Clarkson, the Company’s and the Bank’s former president and chief executive officer, which would become effective upon the closing of the Company’s private placement transaction, which closed on April 11, 2016, and the receipt of all necessary regulatory approvals or nonobjections. Following review of the Bank’s regulators, on May 13, 2016, the Bank and Mr. Clarkson agreed to the terms of an amended agreement which does not contain restrictive covenants. In addition, under the terms of the amended consulting agreement, the Bank will pay Mr. Clarkson a monthly consulting fee of $3,648.60 and reimburse him for reasonable business expenses.

A copy of the amended consulting agreement is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference. The description of this agreement is qualified in its entirety by reference to the full text of the amended consulting agreement.

Item 8.01. Other Events.

On May 13, 2016, the Company issued a press release relating to Mr. Patterson’s appointment as chief operating officer of the Bank.  A copy of the press release is filed as Exhibit 99.1 to, and incorporated by reference in, this report.  The information in this Item 8.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 8.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement between the Bank and J. Ricky Patterson, dated as of May 13, 2016

10.2	Amended Consulting Agreement between the Bank and James R. Clarkson, dated as of May 13, 2016

99.1	Press release, dated May 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCSB FINANCIAL CORPORATION

Dated: May 13, 2016	By:	/s/ Jan H. Hollar
Name: Jan H. Hollar
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement between the Bank and J. Ricky Patterson, dated as of May 13, 2016

10.2	Amended Consulting Agreement between the Bank and James R. Clarkson, dated as of May 13, 2016

99.1	Press Release, dated May 13, 2016